UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Lamar Advertising Company
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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LAMAR ADVERTISING COMPANY

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

(225) 926-1000

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2017

To our Stockholders:

The 2017 Annual Meeting of Stockholders of Lamar Advertising Company, a Delaware corporation (the “Company”), will be held at the offices of Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana, at 9:00 a.m. Central Daylight Time on Thursday, May 25, 2017, for the following purposes:

1.	To elect seven directors, each for a one-year term.

2.	To conduct an advisory vote on the compensation of the Company’s named executive officers.

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation.

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year.

5.	To transact any other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 27, 2017 will be entitled to vote at the meeting.

We have elected to provide access to our proxy materials over the internet for the holders of our Class A Common Stock under the Securities and Exchange Commission’s “notice and access” rules. Detailed information concerning these matters is set forth in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”), which holders of our Class A Common Stock have received in the mail, and in this Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please either vote by telephone or internet (if you hold shares of our Class A Common Stock) or, if you received printed proxy materials and wish to vote by mail, please promptly sign and return your proxy card in the enclosed envelope. Please review the instructions on each of your voting options described in the attached Proxy Statement as well as in the Notice you received in the mail. If you attend the Annual Meeting and wish to vote your shares in person, your proxy will not be used.

By order of the Board of Directors,

James R. McIlwain

Secretary

Baton Rouge, Louisiana

April 14, 2017

PROXY STATEMENT

i

LAMAR ADVERTISING COMPANY

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2017

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lamar Advertising Company for use at the Annual Meeting of Stockholders to be held at the offices of Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana, at 9:00 a.m. Central Daylight Time on Thursday, May 25, 2017, and at any adjournments of the Annual Meeting.

We have elected to distribute our proxy materials for the Annual Meeting to holders of our Class A Common Stock via the internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission. Accordingly, on or about April 14, 2017, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to holders of Class A Common Stock that contains instructions on how to access the proxy materials, including this proxy statement and our annual report to stockholders for the fiscal year ended December 31, 2016, on the internet. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2017, except for certain exhibits. Holders of our Class B Common Stock and Series AA Preferred Stock will receive printed copies of our proxy materials.

If you are a holder of our Class A Common Stock and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 25, 2017

The proxy statement and annual report to security holders are available at https://materials.proxyvote.com/512816.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors has fixed March 27, 2017, as the record date for determining the holders of our capital stock who are entitled to vote at the Annual Meeting.

We have two classes of common stock and one class of preferred stock issued and outstanding: Class A Common Stock, $0.001 par value per share, Class B Common Stock, $0.001 par value per share, and Series AA Preferred Stock, $0.001 par value per share. We refer to our Class A Common Stock and our Class B Common Stock collectively as our common stock.

With respect to the matters submitted for vote at the Annual Meeting, each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, and each share of Series AA Preferred Stock is entitled to one vote.

Our Class A Common Stock, Class B Common Stock and Series AA Preferred Stock will vote as a single class on the matters submitted at the Annual Meeting. On March 27, 2017, there were outstanding and entitled to vote 83,445,692 shares of Class A Common Stock, 14,420,085 shares of Class B Common Stock, and 5,719.49 shares of Series AA Preferred Stock.

The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the issued and outstanding shares of Class A Common Stock, Class B Common Stock, and Series AA Preferred Stock entitled to vote at the close of business on March 27, 2017 will constitute a quorum for the transaction of business. If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” We will count broker non-votes, votes withheld, and abstentions as being present at the Annual Meeting for purposes of determining whether a quorum exists.

Holders of our Class A Common Stock who do not attend the Annual Meeting in person may vote their shares electronically via the internet or by telephone, or may request printed proxy materials and submit the proxy card enclosed therein by mail. Holders of our Class B Common Stock and Series AA Preferred Stock who do not attend the Annual Meeting in person may vote their shares by submitting the proxy card enclosed in our printed proxy materials by mail, but may not vote their shares electronically via the internet or by telephone.

Internet and telephone voting are available through 11:59 p.m. Central Daylight Time on May 24, 2017. Proxy cards sent by mail, if received in time for voting and not revoked, will be voted at the Annual Meeting according to the instructions on the proxy cards. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of the director nominees named herein;

•	FOR the approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers;

•	FOR EVERY THREE YEARS for the frequency, on an advisory and non-binding basis, of future advisory votes on executive compensation;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting or any adjournments of the Annual Meeting.

Shares counted as present at the Annual Meeting that abstain from voting on a particular matter or that are represented by a broker non-vote as to a particular matter will not be considered as votes cast on that matter. Accordingly, abstentions and broker non-votes will not affect the outcome of any matter to be voted on at the Annual Meeting that requires the affirmative vote of a certain percentage or a plurality of the votes cast on a matter to approve it.

Voting of Proxies

If you hold shares of our Class A Common Stock, please refer to the Notice for instructions regarding how to access our proxy materials and vote your shares electronically via the internet or by telephone. The Notice also contains instructions if you would like to receive a paper copy of our proxy materials and vote by mail. You may also vote in person at the Annual Meeting. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

If you hold shares of our Class B Common Stock or Series AA Preferred Stock, you may vote by mail by submitting the proxy card enclosed in our printed proxy materials. You may also vote in person at the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary at our principal executive offices, 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808. You may also revoke your proxy by attending the Annual Meeting and voting in person. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card.

Householding of Annual Meeting Materials

As permitted by the SEC, we have adopted a procedure called “householding” to satisfy the rules regarding delivery of proxy materials. This means that only one copy of our Notice or proxy materials may have been sent to multiple stockholders with the same last name in your household. We will promptly deliver a separate copy of any document to you upon request. Requests may be made by calling Broadridge Financial Solutions, Inc., toll-free in the United States at 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc. Attn. Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

SHARE OWNERSHIP

Common Stock

The following table sets forth certain information known to us as of April 1, 2017 with respect to the shares of our Class A Common Stock and Class B Common Stock beneficially owned as of that date by: (i) each of our directors and each of our nominees for director; (ii) each of our executive officers named in the 2016 Summary Compensation Table contained in this proxy statement; (iii) all of our directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our Class A Common Stock or Class B Common Stock. Our Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis. Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by that holder. Percentage calculations of beneficial ownership are based on 83,490,826 shares of Class A Common Stock and 14,420,085 shares of Class B Common Stock outstanding on April 1, 2017.

Beneficial Owner	Title of Class	No. of Shares Owned		Percent of Class
Directors, Nominees for Director and Executive Officers
Kevin P. Reilly, Jr.	Class A Class B(2)	348,699 11,362,250	(1) (3)(4)	* 78.79	%(5)
Sean E. Reilly	Class A Class B(2)	125,197 10,557,835	(6) (4)(7)	* 73.22	%(8)
Anna Reilly	Class A Class B(2)	151,859 10,000,000	(9) (4)(10)	* 69.35	%(11)
Wendell Reilly	Class A Class B(2)	10,029 9,500,000	(12) (4)(13)	* 65.88	%(14)
Keith A. Istre	Class A	194,253	(15)	*
Stephen P. Mumblow	Class A	29,970	(16)	*
John Maxwell Hamilton	Class A	23,431	(17)	*
Thomas V. Reifenheiser	Class A	46,687	(18)	*
John E. Koerner, III	Class A	31,451	(19)	*
All Current Directors and Executive Officers as a Group (9 Persons)	Class A & B	15,401,661	(20)	14.70	%(21)
Five Percent Stockholders
The Reilly Family Limited Partnership	Class B(2)	9,000,000		62.41	%(22)
Entities affiliated with Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	Class A	8,097,900	(23)(24)	9.70%
Entities affiliated with Capital World Investors 333 South Hope Street Los Angeles, CA 90071	Class A	5,383,322	(25)	6.45%
Capital Income Builder 333 South Hope Street Los Angeles, CA 90071	Class A	6,383,200	(26)	7.65%

Beneficial Owner	Title of Class	No. of Shares Owned		Percent of Class
Janus Capital Management 151 Detroit Street Denver, Colorado 80206	Class A	8,271,825	(27)	9.91%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A	6,398,734	(28)	7.66%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Class A	6,756,250	(29)	7.51%

*	Less than 1%.
(1)	Includes 100,000 shares subject to stock options exercisable within 60 days of April 1, 2017.
(2)	Upon the sale of any shares of Class B Common Stock to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A Common Stock. Permitted Transferees include (i) a descendant of Kevin P. Reilly, Sr.; (ii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) above; (iii) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i) and (ii) above; and (iv) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), and (iii) above. Except for voting rights, the Class A Common Stock and Class B Common Stock are substantially identical. The holders of Class A Common Stock and Class B Common Stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share on all matters on which the holders of common stock are entitled to vote.
(3)	Includes 566,211 shares held by Ninemile, L.L.C., of which Kevin P. Reilly, Jr. is the managing member; Kevin P. Reilly, Jr. has sole voting power over the shares held by the LLC but dispositions of the shares require the approval of 66% of the outstanding membership interests. Kevin P. Reilly, Jr. disclaims beneficial ownership in the shares held by Ninemile, L.L.C., except to the extent of his pecuniary interest therein.
(4)	Includes, 9,000,000 shares held by the Reilly Family Limited Partnership (the “RFLP”), of which Kevin P. Reilly, Jr. is the managing general partner, 500,000 shares of which are pledged as collateral for a loan. Kevin P. Reilly, Jr.’s three siblings, Anna Reilly (a nominee for director), Sean E. Reilly (our Chief Executive Officer) and Wendell Reilly (a nominee for director) are the other general partners of the RFLP. The managing general partner has sole voting power over the shares held by the RFLP but dispositions of the shares require the approval of 50% of the general partnership interests of the RFLP. Anna Reilly, Sean E. Reilly, and Wendell Reilly disclaim beneficial ownership in the shares held by the RFLP, except to the extent of their pecuniary interest therein.
(5)	Represents 11.60% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(6)	Includes 100,000 shares subject to stock options exercisable within 60 days of April 1, 2017.
(7)	Includes 757,375 shares held by Jennifer and Sean Reilly Family, LLC.
(8)	Represents 10.78% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(9)	Includes 141,859 shares owned jointly by Anna Reilly and her spouse and 10,000 shares subject to stock options exercisable within 60 days of April 1, 2017.
(10)	Includes 1,000,000 shares owned jointly by Ms. Reilly and her spouse.
(11)	Represents 10.21% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(12)	Includes 5,000 shares held by his spouse and 4,000 shares subject to stock options exercisable within 60 days of April 1, 2017. Includes 637 shares that are pledged as collateral for a loan.
(13)	Includes 500,000 shares pledged as collateral for a loan.
(14)	Represents 9.70% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(15)	Includes 50,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of April 1, 2017.
(16)	Includes 4,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of April 1, 2017, and 25,382 shares held in a brokerage margin account. The margin balance outstanding, if any, pursuant to such account may vary from time to time.
(17)	Includes 8,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of April 1, 2017.
(18)	Includes 23,200 shares of Class A Common Stock subject to stock options exercisable within 60 days of April 1, 2017.
(19)	Includes 20,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of April 1, 2017.
(20)	See Notes 1, 3, 4, 6, 7, 9, 10, 12, 13 and 15-19.
(21)	Assumes the conversion of all shares of Class B Common Stock into shares of Class A Common Stock.
(22)	Represents 9.19% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(23)	As reported in the Schedule 13G/A filed on February 13, 2017 with the SEC for the year ended December 31, 2016, as a result of Capital Research and Management Company (“CRMC”) acting as investor adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, Capital Research Global Investors (“CRGI”) is deemed to be the beneficial owner of 8,097,900 shares over which it has sole voting power and sole dispositive power. CRGI holds more than five percent of the outstanding Class A Common Stock of Lamar Advertising Company as of December 31, 2016 on behalf of Capital Income Builder.
(24)	Includes a portion of the 6,383,200 shares held by Capital Income Builder. See Note 26.
(25)	As reported in the Schedule 13G/A filed on February 13, 2017 with the SEC for the year ended December 31, 2016, as a result of CRMC acting as investor adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, Capital World Investors (“CWI”) is deemed to be the beneficial owner of 5,383,322 shares over which it has sole voting power and sole dispositive power. CWI holds more than five percent of the outstanding Class A Common Stock of Lamar Advertising Company as of December 31, 2016 on behalf of The Income Fund of America.
(26)	As reported in the Schedule 13G/A filed on February 14, 2017 with the SEC for the year ended December 31, 2016, Capital Income Builder (“CIB”), an investment company registered under the Investment Company Act of 1940, which is advised by CRMC, is the beneficial owner of 6,383,200 shares. CRMC manages equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital World Investors, and Capital International Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis. Under certain circumstances CIB may vote the shares of the fund. These shares may also be reflected in a filing made by Capital Research Global Investors, Capital International Investors, and/or Capital World Investors.
(27)	As reported in the Schedule 13G filed on February 10, 2017 with the SEC for the year ended December 31, 2016, Janus Capital Management LLC (“Janus Capital”) is a registered investment adviser furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (“Managed Portfolios”). Janus Capital has sole voting power with respect to 6,740,406 shares, shared voting power with respect to 1,531,419 shares, sole dispositive power with respect to 6,740,406 shares and shared dispositive power with respect to 1,531,419. Includes 4,131,125 shares beneficially owned by Janus Enterprise Fund (“JEF”) of which Janus Capital serves as an investment adviser, 1,325,119 shares beneficially owned by Janus Capital’s wholly-owned subsidiary Perkins Investment Management LLC (“Perkins”) as a result of Perkins’s serving as investment adviser of various Managed Portfolios, and 206,300 shares beneficially owned by Janus Capital’s majority-owned subsidiary INTECH Investment Management (“INTECH”) as a result of INTECH’s serving as investment adviser of various Managed Portfolios.

(28)	As reported in the Schedule 13G/A filed on February 10, 2017 with the SEC for the year ended December 31, 2016, The Vanguard Group (“Vanguard”) has sole voting power with respect to 48,700 shares, shared voting power with respect to 8,385 shares, sole dispositive power with respect to 6,346,206 shares and shared dispositive power with respect to 52,528. Includes 44,143 shares beneficially owned by Vanguard’s wholly-owned subsidiary Vanguard Fiduciary Trust Company (“VFTC”) as a result of VFTC’s serving as investment manager of collective trust accounts and 12,942 shares beneficially owned by Vanguard’s wholly-owned subsidiary Vanguard Investments Australia, Ltd. (“VIA”) as a result of VIA’s serving as investment manager of Australian investment offerings.
(29)	As reported in the Schedule 13G/A filed on January 25, 2017 with the SEC for the year ended December 31, 2016, BlackRock, Inc. has sole voting power with respect to 5,444,334 shares and sole dispositive power with respect to 6,756,250 shares.

Preferred Stock

The Company also has outstanding 5,719.49 shares of Series AA Preferred Stock. Holders of Series AA Preferred Stock are entitled to one vote per share. The Series AA Preferred Stock is held as follows: 3,134.8 shares (54.8%) by the RFLP, of which Kevin P. Reilly, Jr. is the managing general partner and Anna Reilly, Sean E. Reilly, and Wendell Reilly are the general partners; 1,500 shares (26.2%) by Charles W. Lamar III; 784.69 shares (13.7%) by Mary Lee Lamar Dixon; and 300 shares (5.3%) by the Josephine P. Lamar Test. Trust #1. The aggregate outstanding Series AA Preferred Stock represents less than 1% of the capital stock of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, our executive officers and anyone owning beneficially more than ten percent of our registered equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes to their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations we received that no other reports were required, we believe that, during the fiscal year ended December 31, 2016, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE OFFICERS OF THE REGISTRANT

Name	Age	Title
Kevin P. Reilly, Jr.	62	Chairman of the Board and President
Sean E. Reilly	55	Chief Executive Officer
Keith A. Istre	64	Chief Financial Officer and Treasurer

Each officer’s term of office extends until the meeting of the Board of Directors following the next annual meeting of stockholders and until a successor is elected and qualified or until his earlier resignation or removal.

Kevin P. Reilly, Jr. has served as our President since February 1989 and as one of our directors since February 1984. Mr. Reilly also served as our Chief Executive Officer from February 1989 until February 2011. Prior to becoming President and Chief Executive Officer, Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.

Sean E. Reilly has served as our Chief Executive Officer since February 2011. Prior to becoming Chief Executive Officer, Mr. Reilly had been Chief Operating Officer and President of the Company’s Outdoor Division, a position that he had held since November 2001. He began working with the Company as Vice President of Mergers and Acquisitions in 1987 and served in that capacity until 1994. He also served as a director of the Company from 1989 to 1996 and from 1999 until 2003. Mr. Reilly was the Chief Executive Officer of Wireless One, Inc., a wireless cable television company, from 1994 to 1997, after which he rejoined the Company. Mr. Reilly received a B.A. from Harvard University in 1984 and a J.D. from Harvard Law School in 1989.

Keith A. Istre has been Chief Financial Officer of the Company since February 1989. Mr. Istre joined the Company as Controller in 1978 and became Treasurer in 1985. Prior to joining the Company, Mr. Istre was employed by a public accounting firm in Baton Rouge from 1975 to 1978. Mr. Istre graduated from the University of Southwestern Louisiana in 1974 with a degree in Accounting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at seven for the coming year. The Board of Directors, upon recommendation from the Nominating and Governance Committee, has nominated the individuals listed below for election as directors at the Annual Meeting of Stockholders to be held on May 25, 2017, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Each nominee has consented to being named a nominee in this proxy statement and to serve, if elected, as a director. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.

Required Vote

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below.

Nominees for Director

The following table contains certain information about the nominees for director as of April 1, 2017, including their business experience, qualifications and other directorships. All of the directors’ present terms expire in 2016.

Name and Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Director Since
Kevin P. Reilly, Jr. Age: 62

Kevin P. Reilly, Jr. has served as our President since February 1989 and as one of our directors since February 1984. Mr. Reilly also served as our Chief Executive Officer from February 1989 until February 2011. Prior to becoming President and Chief Executive Officer, Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region.

Kevin P. Reilly, Jr., with over 35 years of experience at Lamar and 28 years as our President, has unparalleled knowledge of our business and operating history. As our President, Mr. Reilly is directly involved with the management of the Company on a daily basis and has front-line exposure to the challenges that we face and opportunities that we are presented. He is also the managing general partner of our controlling stockholder, the Reilly Family Limited Partnership. The RFLP and members of the Reilly family are permitted holders of our Class B Common Stock, which was put in place in connection with our initial public offering in 1996 to provide for continuity of control over the Company and entitles its holders to ten votes per share. Board representation by members of the Reilly family, which has ties to the Lamar family dating back to 1958, also serves to preserve the principles that Lamar was founded upon.

1984

Name and Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Director Since
Anna Reilly Age: 53

Anna Reilly serves as Vice Chair of the Board for Helen Simoneau Danse. From 2009-2014, she served on the Asset Development Committee of the Winston Salem Foundation. From 2005-2012, she served on the Board of Visitors for Duke University’s Sanford School of Public Policy, during which time she served as the chair of their Developmental Committee for three years. From 2007 to 2012, she served as a Director of the Bethesda Center for the Homeless. From 2001 to 2006, Ms. Reilly served on the Board of Directors of St. Joseph Capital Bank, a public company that is now Old National Bank. During that time, she also served as a trustee of the Stanley Clark School and as a Director of the Community Foundation of St. Joseph County. From 1995 until 2000, Ms. Reilly owned and operated Lula’s Café, a restaurant in South Bend, Indiana.

Anna Reilly is a general partner of our controlling stockholder, the RFLP, and brings knowledge of our business and operations to the Board. The RFLP and members of the Reilly family are permitted holders of our Class B Common Stock, which was put in place in connection with our initial public offering in 1996 to provide for continuity of control over the Company and entitles its holders to ten votes per share. In addition, Board representation by members of the Reilly family, which has ties to the Lamar family dating back to 1958, also serves to preserve the principles that Lamar was founded upon. Ms. Reilly’s background and continued commitment to civic service also provide us with a valuable perspective on local issues, which is important to us due to our focus on local advertising.

2001

Wendell Reilly Age: 59

Wendell Reilly has been the Managing Partner of Grapevine Partners LLC since 2000, and in 2009, he joined Peachtree Equity Partners II as a General Partner. Mr. Reilly currently serves as Chairman of Berman Capital Advisors, as Lead Director on the board of Brown and Brown, Inc. and on the investment committee of the Community Foundation for Greater Atlanta. He also serves as a Trustee Emeritus of Emory University and Trustee of The Carter Center in Atlanta. He previously served as the Company’s Chief Financial Officer from 1985 to 1989 and director from 1999 to 2001. Mr. Reilly also served as CFO of Haas Publishing Companies from 1989 to 1994, CEO of Grapevine Communications, a group of seven network-affiliated TV stations, from 1996 to 2000 and CEO of SignPost Networks from 2003 to 2011.

Wendell Reilly, with over 30 years of private equity, entrepreneurial and executive management experience in media and communications, has extensive expertise in our industry from both inside and outside Lamar. He also brings valuable insight into the issues facing our management through his experience as a founder and principal in other media companies. Mr. Reilly is also a general partner of our controlling stockholder, the Reilly Family Limited Partnership. The RFLP and members of the Reilly family are permitted holders of our Class B Common Stock, which was put in place in connection with our initial public offering in 1996 to provide continuity of control over the Company and entitles its holders to ten votes per share. In addition, Board representation by members of the Reilly family, which has ties to the Lamar family dating back to 1958, also serves to preserve the principles that Lamar was founded upon.

2005

Name and Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Director Since
Stephen P. Mumblow Age: 61

Stephen P. Mumblow is the President and Owner of Manhan Media, Inc., Deerfield Media, Inc. and the Deerfield Media group of companies, which own and operate television stations in eight mid-size U.S. television markets and engage in the production and distribution of sports related programming in the United States. Until January 2002, Mr. Mumblow was the President and a Director of Communications Corporation of America, a television and radio broadcasting company, having joined that company in 1998. Mr. Mumblow was a Managing Director of Chase Securities, Inc., an investment banking firm, from March 1988 to August 1998. Prior to that, he was a Vice President of Michigan Energy Resources Company, an intrastate natural gas utility company and cable television and broadcasting concern, and Citibank, N.A., a commercial bank.

Mr. Mumblow brings to the Board experience in advertising and marketing trends based upon his ownership of Manhan Media and Deerfield Media. He also has extensive banking expertise, including with respect to the financing of a wide range of media enterprises and merger and acquisition activity within the media industry. He has also gained valuable expertise both operating and serving on the boards of businesses in the television, radio and newspaper industries, experience which provides him with insight into the Company’s competitive and strategic landscape. His financial acumen and experience, including qualification as an Audit Committee Financial Expert, provides our Board with valuable skills and a strong background in financial reporting and balance sheet management.

1999

John Maxwell Hamilton Age: 70

John Maxwell Hamilton is the Hopkins P. Breazeale Foundation Professor of Journalism at the Manship School of Mass Communications of Louisiana State University. He served as Executive Vice-Chancellor & Provost of Louisiana State University from 2010 until July 2012 and Dean of the Manship School of Mass Communications of Louisiana State University from 1994 to 2010 and director of the school from 1992 to 1994. In addition to working in the United States and abroad as a journalist, Mr. Hamilton served on the staff of the World Bank, the United States House of Representatives Subcommittee on Economic Policy and Trade, and the United States Agency for International Development.

With over twenty years of professional service as a leader of one of the largest university communications programs in the country, Mr. Hamilton provides knowledge, leadership and a unique perspective on our industry that is vital to our Board of Directors. The communications department that Mr. Hamilton headed has been a leader in thinking about the future of mass media, which is important to us because of our focus on the future of advertising.

2000

Name and Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Director Since
Thomas V. Reifenheiser Age: 81

Thomas V. Reifenheiser was a Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc., an investment banking firm, from 1995 to 2000. He joined Chase in 1963 and was the Global Media and Telecom Group Executive since 1977. He has served as a director of Cablevision Systems Corporation, Mediacom Communications Corporation, F+W Publications Inc. and Citadel Broadcasting Corporation.

Mr. Reifenheiser possesses expertise in the finance and banking sector with a specialization in the media industry. His extensive experience serving on corporate boards makes him an invaluable resource on matters of corporate governance, executive compensation, effective board oversight and strategic planning. Mr. Reifenheiser’s vast experience in the broadcasting and publishing industries provides strategic perspective and insight into our industry. His service on our Board also provides us with additional financial expertise.

2000

John E. Koerner, III Age: 74

John E. Koerner, III has been the managing member of Koerner Capital, LLC, a private investment company, or the President of its predecessor, Koerner Capital Corporation, since 1995. From 1976 to 1995, Mr. Koerner was President and co-owner of Barq’s, Inc. and its subsidiary, The Delaware Punch Company. Mr. Koerner is a member of a number of civic boards including The Nature Conservancy of Louisiana and the World War II Museum. He served as Chairman of the New Orleans Regional Chamber of Commerce for 1995, was a past Co-Chairman of Metrovision, and was the 2002—2003 Chairman of the New Orleans Business Council. He serves on a number of business boards including IBERIABANK Corporation and Geocent, LLC. Mr. Koerner served on the board of Legg Mason, Inc. until July 2014.

Mr. Koerner has extensive experience in corporate finance, the management of capital intensive organizations, and capital markets. Through his service on other boards, Mr. Koerner also has experience with a broad range of corporate governance matters. Mr. Koerner’s background and civic board service also provide us with a valuable link to our community, which is important to us because of our focus on local advertising.

2007

Family Relationships

Kevin P. Reilly, Jr., our Chairman of the Board and President, Sean E. Reilly, our Chief Executive Officer, and our directors Anna Reilly and Wendell Reilly are siblings. Kevin P. Reilly, Jr., Anna Reilly and Wendell Reilly are also nominees for director at the Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES

During the year ended December 31, 2016, our Board of Directors held five meetings. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings of our Board’s committee meetings for the committee(s) on which that director served. The Board has standing Audit, Compensation and Nominating and Governance Committees. During the year ended December 31, 2016, the Audit Committee held seven meetings, the Compensation Committee held five meetings, and the Nominating and Governance Committee held two meetings. We encourage, but do not require, our Board members to attend the Annual Meeting of Stockholders. Last year, all of our directors except Anna Reilly and Wendell Reilly attended the Annual Meeting of Stockholders.

Leadership Structure. Kevin P. Reilly, Jr. currently serves as our Chairman of the Board, and Sean E. Reilly serves as our Chief Executive Officer. The Board does not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes it is in our best interests to make this determination based on an assessment of the current condition of our Company and composition of the Board. The Board has determined that having a member of senior management serve as Chairman of the Board is in the best interests of our stockholders at this time. This structure makes the best use of management’s extensive knowledge of the Company and our industry, as well as fostering greater communication between management and the Board.

Director Independence. The Board has determined that Messrs. Hamilton, Koerner, Mumblow and Reifenheiser are “independent directors” as defined in the Nasdaq Stock Market listing standards, based on information known to the Company and on the annual questionnaire completed by each director.

Meetings in Executive Session. Our independent directors have regularly scheduled meetings at which only independent directors are present. During 2016, the independent directors met in executive session on two occasions.

Risk Oversight. As part of its charter, the Board is responsible for monitoring the risks that affect the Company, including operational, legal, regulatory, strategic and reputational risks. As part of routine Board meetings, management presents the Board with updates regarding key facets of the Company’s operations. The Board is responsible for assessing risks based on their working knowledge of the Company and the risks inherent in its business. As discussed below, the Audit Committee is responsible for monitoring the Company’s financial risk.

Audit Committee. The Audit Committee currently consists of Stephen P. Mumblow (Chair), Thomas V. Reifenheiser and John E. Koerner, III. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence and financial literacy requirements as defined by applicable Nasdaq Stock Market listing standards governing the qualifications of Audit Committee members. Stephen P. Mumblow qualifies as an “audit committee financial expert” under the rules of the SEC and satisfies the financial sophistication requirements under applicable Nasdaq Stock Market listing qualifications. The Audit Committee assists our Board of Directors in fulfilling its responsibility for general oversight over the integrity of our financial statements, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function. The Audit Committee is also responsible for the appointment (and when appropriate, replacement) and oversight of our independent registered public accounting firm and our internal auditor. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee has been delegated by the Board the responsibility of monitoring the Company’s financial risks. Any material financial risks identified by the Audit Committee are reported to the full Board.

Compensation Committee. The Compensation Committee currently consists of Thomas V. Reifenheiser (Chair), John Maxwell Hamilton and Stephen P. Mumblow, all of whom our Board has determined are independent directors under the listing standards of the Nasdaq Stock Market governing the independence of directors. The Compensation Committee’s responsibilities include evaluating the performance of the Chief Executive Officer and our other executive officers and reviewing and determining such officers’ cash and equity-based compensation and benefits. The Compensation Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Compensation Committee’s role in setting compensation, delegation of their authority and our use of compensation consultants, please see the Compensation Discussion and Analysis section of this proxy statement, which begins on page 17.

Nominating and Governance Committee. The Nominating and Governance Committee currently consists of John E. Koerner, III (Chair), Thomas V. Reifenheiser, John Maxwell Hamilton and Stephen P. Mumblow, all of whom our Board has determined are independent directors under the listing standards of the Nasdaq Stock Market governing the independence of directors. The Nominating and Governance Committee’s responsibilities include identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next Annual Meeting of Stockholders, as well as candidates to fill vacancies on the Board. Additionally, the Nominating and Governance Committee recommends to the Board the directors to be appointed to Board committees. The Nominating and Governance Committee also developed and recommended to the Board a set of corporate governance guidelines and oversees the effectiveness of our corporate governance in accordance with those guidelines. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors.

The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requesting Board members and others to submit recommendations, evaluating biographical information and background materials relating to potential candidates, and interviewing (with Board members) selected candidates.

In considering whether to recommend any candidate for inclusion in the Board’s slate of director nominees, the Nominating and Governance Committee will evaluate the candidate against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including, among others:

•	the extent to which the candidate’s skills, experience, and perspective adds to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

•	the candidate’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties;

•	whether the candidate meets the independence requirements under applicable Nasdaq Stock Market listing standards; and

•	the extent to which the candidate holds any position that would conflict with responsibilities to the Company.

The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities.

The Nominating and Governance Committee and the Board do not have a formal diversity policy. In identifying nominees for director, however, consideration is given to the diversity of professional experience, education and backgrounds among the directors so that a variety of points of view are represented in Board discussions and deliberations concerning our business.

Stockholders may recommend candidates for the Nominating and Governance Committee to consider as potential director nominees by submitting names, biographical information, and background materials to the Nominating and Governance Committee, c/o General Counsel, Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808. The Nominating and Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis as further described in the Nominating and Governance Committee’s charter. See “Board of Directors and Committees—Committee Charters” below. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria used for candidates submitted by Board members. The Nominating and Governance Committee will also consider whether to nominate any person nominated by a stockholder in accordance with the provisions of the Company’s bylaws relating to stockholder nominations as described in “Deadline for Stockholder Proposals and Director Nominations” below. To date, no stockholder has recommended a candidate for director nominee to the Nominating and Governance Committee or to the Board of Directors.

Committee Charters. You may view copies of the charters of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, as currently in effect, on the corporate governance section of our website, www.lamar.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

Ross L. Reilly is the son of Kevin P. Reilly, Jr., our Chairman of the Board and President and nominee for director, and the nephew of Sean Reilly, our Chief Executive Officer, and our directors and director nominees Wendell and Anna Reilly. Ross is employed as a General Manager of the Company. In connection with his employment during 2016, Ross received aggregate cash compensation of approximately $128,749, including his base salary and bonus. In addition to his cash compensation, as a General Manager, Ross was awarded stock options during 2016 that had a grant date fair value of approximately $155,430. He is also eligible to participate in customary employee benefit programs for his position.

Policy on Related Person Transactions

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest may occur when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Code of Business Conduct and Ethics requires all directors, officers and employees to disclose to management any situations that may be, or appear to be, a conflict of interest. Once management receives notice of a conflict of interest, they will review and investigate the relevant facts and will then generally consult with our General Counsel and the Audit Committee as appropriate.

Under the Audit Committee’s charter, the Audit Committee is responsible for reviewing and pre-approving any related party transactions. Copies of our Code of Business Conduct and Ethics and of our Audit Committee charter are available on our website at www.lamar.com.

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and executive officers complete questionnaires identifying any transactions with us in which the executive officers or directors or any immediate family members have an interest. Any such transactions or other related party transactions are reviewed and brought to the attention of the Audit Committee as appropriate.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Thomas V. Reifenheiser (Chair), John Maxwell Hamilton, and Stephen P. Mumblow. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our Compensation Committee (the “Committee”) has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the year ended December 31, 2016, our executive officers consisted of our Chairman of the Board and President, Chief Executive Officer and Chief Financial Officer, who are also referred to herein as the “named executive officers.” This Compensation Discussion and Analysis sets forth the objectives and material elements of the compensation paid to our named executive officers for fiscal 2016.

Executive Compensation Philosophy

The primary objective of our executive compensation program is to retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure both as compared to similarly situated companies in the media industry and other companies that are our peers in terms of annual revenues. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential cash compensation is tied to goal achievement. We also include performance-based equity grants as a significant component of prospective executive compensation so that the value of a portion of executive compensation is tied directly to the performance of our Class A Common Stock. In addition, discretionary bonuses may be made to executive officers based upon accomplishments outside the scope of the performance metrics used in the Company’s incentive programs.

Use of Compensation Consultants and Peer Group Data

The Committee did not consult with any compensation consultants in conjunction with its executive officer compensation determinations for fiscal 2016. The Committee did not set executive officer compensation to a specific percentile of the range of total compensation represented by a specified peer group when making its executive compensation determinations for fiscal 2016.

Material Elements of Executive Officer Compensation

The key elements of compensation for our executive officers are base salaries, performance-based cash incentive awards and performance-based equity awards. Executives may also participate, on the same terms as all other employees, in a 401(k) retirement savings plan and health and welfare benefits.

Base Salary. We pay a base salary to each of our named executive officers. The objective of base salary is to provide a fixed component of cash compensation to the executive that reflects the level of responsibility associated with the executive’s position and is competitive with the base compensation the executive could earn in a similar position at comparable companies. Base salary for our named executive officers is reviewed annually in light of market compensation, tenure, individual performance, Company performance and other subjective considerations. Typically, our Chairman of the Board and President makes recommendations to the Committee with regard to base salary for the executive officers that he believes are justified in light of these considerations.

In March 2016, the Committee reviewed current base salaries in conjunction with our Chairman of the Board and President. The Committee reviewed the roles and responsibilities of each executive officer and determined that no changes were warranted.

Performance-Based Incentive Compensation. The Company’s incentive compensation program consists of two types of awards that are granted under the Company’s 1996 Equity Incentive Plan, as amended: (i) a performance-based incentive cash bonus and (ii) a performance-based incentive equity award. This compensation program was designed by the Committee to link a significant portion of overall executive officer compensation to the achievement of enumerated performance targets while maximizing the Company’s ability to deduct named executive officer compensation for tax purposes under Section 162(m) of the Internal Revenue Code (the “Code”). By including a fixed share equity award as a significant portion of executive compensation, the aggregate value of each executive officer’s compensation is dependent on the performance of the Company’s Class A Common Stock.

Incentive Cash Bonus. The Committee sets target amounts for incentive cash bonuses for each of the named executive officers with corresponding performance goals. The Committee reviews those target amounts annually based the executive’s roles and responsibilities, the Company’s performance, and the current economic environment. The Committee determined that the 2016 target incentive cash bonus of the Chairman of the Board and President, the Chief Executive Officer, and the Chief Financial Officer, would remain unchanged at $250,000, $400,000, and $300,000, respectively. The Committee then approved the performance goals for 2016 pursuant to which any payout of incentive cash bonus awards would be based. The Committee also continued its practice of providing the possibility of higher payouts that provide incentives for superior performance above the 100% targeted levels of achievement, which can result in an incentive cash bonus in an amount that is up to 200% of the target amount.

When setting the performance goals for the executive officers’ incentive cash bonuses for fiscal 2016, the Committee met with management to review current operating budgets and financial projections along with any current initiatives that could impact the Company’s anticipated 2016 results. The Committee determined that the Company’s pro forma net revenue growth and pro forma earnings before interest, taxes, depreciation and amortization and adjusted for gain or loss on disposition of assets and investments (referred to in this proxy statement as “EBITDA”) growth continue to be the appropriate measures on which to base incentive compensation as these measures are the primary measures used by both management and the investor community to evaluate the Company’s performance.

The Committee’s goal when determining the specific performance thresholds is to set target (100%) goal achievement at a challenging but achievable level based on the 2016 operating budget in order to provide appropriate incentives for management in the context of the current fiscal year’s projected results and current business plan. To align the Company’s performance and the level of award achievement, the Committee maintained a 65% threshold for minimum achievement of both cash incentive and equity incentive awards. The 2016 performance goals for incentive cash bonuses were based on achievement of pro forma revenue growth and pro forma EBITDA growth for fiscal 2016 over fiscal 2015 with 50% of the total bonus amount tied to each metric. Tables setting forth the actual performance thresholds for fiscal 2016 are set forth below on pages 21 and 22.

Following this review, the Committee certified that (i) the Company’s pro forma net revenue growth resulted in attainment of 100% of each executive officer’s target cash incentive bonus for fiscal 2016 based on revenue, and (ii) the Company’s pro forma EBITDA growth resulted in attainment of 100% of each executive officer’s target cash incentive bonus for fiscal 2016 based on EBITDA. The total 2016 cash incentive bonus for each executive is set forth below and is reflected in the Non-Equity Incentive Plan Compensation column of the 2016 Summary Compensation Table on page 25 of this proxy statement.

Incentive Cash Bonus

	2016 Awards
	Portion (50%) Based on Pro Forma Net Revenue Growth ($)	Portion (50%) Based on Pro Forma EBITDA Growth ($)	Total ($)
Kevin P. Reilly, Jr. Chairman of the Board and President	125,000	125,000	250,000
Sean E. Reilly Chief Executive Officer	200,000	200,000	400,000
Keith A. Istre Chief Financial Officer and Treasurer	150,000	150,000	300,000

Incentive Equity Awards. The Committee also determined the target amount of incentive equity awards for each of the named executive officers at its March 2016 meeting. These target equity award amounts were set at 44,000 shares of Class A Common Stock for both Kevin P. Reilly, Jr. and Sean E. Reilly, which amounts have remained unchanged since 2006. Keith A. Istre’s target equity incentive award of 34,000 shares of Class A Common Stock was also held constant. The Committee reaffirmed its belief that fixed share amounts provided appropriate incentives and alignment with interests of stockholders.

Under the terms of the Company’s incentive equity award program, no shares of stock are issued unless and until the relevant performance goals have been met and certified by the Committee. Any earned shares are issued as soon as practicable following such certification and are fully vested at the time of issuance. The Committee feels that the use of stock awards as a part of its compensation program aligns executive compensation to the creation of stockholder value but not to such an extent that it would create incentives for executives to focus solely on short-term stock appreciation to the exclusion of long-term strategy.

The pro forma revenue growth and pro forma EBITDA growth metrics for fiscal 2016 over fiscal 2015 used in the context of the incentive cash awards were used to determine the achievement of incentive equity awards, except that the amounts were calculated after giving effect to the payment of executive officer cash incentive bonus awards. In addition, unlike incentive cash awards, there is no opportunity to achieve greater than 100% of the target equity awards. On that basis, (i) the Company’s pro forma net revenue growth resulted in attainment of 100% of each executive officer’s target incentive equity incentive equity award for 2016 based on revenue and (ii) the Company’s pro forma EBITDA growth resulted in attainment of 100% of each executive officer’s target incentive equity award for 2016 based on EBITDA. The total 2016 incentive equity awards earned by each executive is set forth below and reflected in the Stock Awards column of the 2016 Summary Compensation Table on page 25 of this proxy statement (see footnote 1 to the 2016 Summary Compensation Table, which describes the assumptions underlying the calculation of the aggregate grant date fair value of these awards).

Incentive Equity Awards

	2016 Awards
	Portion (50%) Based on Pro Forma Net Revenue Growth (#)	Portion (50%) Based on Pro Forma EBITDA Growth (#)	Total Shares Class A Common Stock (#)
Kevin P. Reilly, Jr. Chairman of the Board and President	22,000	22,000	44,000
Sean E. Reilly Chief Executive Officer	22,000	22,000	44,000
Keith A. Istre Chief Financial Officer and Treasurer	17,000	17,000	34,000

The tables that follow set forth the level of pro forma net revenue and pro forma EBITDA growth required for fiscal 2016 over fiscal 2015 to achieve the stated percentage of target incentive awards for our named executive officers, as set by the Committee in March 2016. These goals relate to achievement of both incentive cash and incentive equity awards, except that equity awards cannot exceed their target amount irrespective of goal achievement in excess of the 100% level.

2016 POTENTIAL INCENTIVE AWARDS

Pro Forma Net Revenue Growth(1) – 50%

Incentive Cash Bonus
Pro Forma Net Revenue Growth	Percentage of Target Bonus Earned
Less than 1.7%	0%
At least 1.7% but less than 1.8%	65%
At least 1.8% but less than 2.0%	70%
At least 2.0% but less than 2.1%	75%
At least 2.1% but less than 2.2%	80%
At least 2.2% but less than 2.3%	85%
At least 2.3% but less than 2.5%	90%
At least 2.5% but less than 2.8%	95%
At least 2.8% but less than 4.0%	100%*
At least 4.0% but less than 4.5%	125%
At least 4.5% but less than 5.0%	150%
At least 5.0% but less than 5.5%	175%
At least 5.5% or greater	200%

Incentive Equity Award
Pro Forma Net Revenue Growth	Percentage of Target Bonus Earned
Less than 2.0%	0%
At least 1.7% but less than 1.8%	65%
At least 1.8% but less than 2.0%	70%
At least 2.0% but less than 2.1%	75%
At least 2.1% but less than 2.2%	80%
At least 2.2% but less than 2.3%	85%
At least 2.3% but less than 2.5%	90%
At least 2.5% but less than 2.8%	95%
At least 2.8% or greater	100%*

*	Denotes goal achieved for 2016 as certified by the Compensation Committee.
(1)	Pro forma net revenue growth is based on the Company’s net revenue growth in 2016 over 2015 based on actual 2016 net revenue versus 2015 net revenue, as adjusted to reflect acquisitions and divestitures for the same time frame as actually owned in 2016.

2016 POTENTIAL INCENTIVE AWARDS

Pro Forma EBITDA Growth(1) – 50%

Incentive Cash Bonus
Pro Forma EBITDA Growth	Percentage of Target Bonus Earned
Less than 2.3	0%
At least 2.3% but less than 2.5%	65%
At least 2.5% but less than 2.6%	70%
At least 2.6% but less than 2.8%	75%
At least 2.8% but less than 3.0%	80%
At least 3.0% but less than 3.2%	85%
At least 3.2% but less than 3.3%	90%
At least 3.3% but less than 3.5%	95%
At least 3.5% but less than 4.0%	100%*
At least 4.0% but less than 4.5%	125%
At least 4.5% but less than 5.0%	150%
At least 5.0% but less than 5.5%	175%
At least 5.5% or greater	200%

Incentive Equity Award
Pro Forma EBITDA Growth	Percentage of Target Bonus Earned
Less than 2.3	0%
At least 2.3% but less than 2.5%	65%
At least 2.5% but less than 2.6%	70%
At least 2.6% but less than 2.8%	75%
At least 2.8% but less than 3.0%	80%
At least 3.0% but less than 3.2%	85%
At least 3.2% but less than 3.3%	90%
At least 3.3% but less than 3.5%	95%
At least 3.5% or greater	100%*

*	Denotes goal achieved for 2016 as certified by the Compensation Committee.
(1)	Pro forma EBITDA growth is calculated in the same manner as pro forma net revenue growth with adjustments being made in the 2015 period to reflect acquisitions and divestitures for the same time frame as actually owned in 2016 and is also adjusted, solely with respect to calculation of incentive cash bonuses, to eliminate the expense in the period related to executive bonuses.

Consideration of Prior Stockholder Advisory Vote on Executive Compensation

At the Company’s 2014 Annual Meeting of Stockholders, more than 97% of shares present at the meeting for purposes of the proposal were voted to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that meeting, thus ratifying our compensation philosophy and approach. Our Board of Directors and the Committee considered this overwhelming support, as well as our past operating performance, in making the determination that the fundamental characteristics of our executive compensation program should remain. The next advisory stockholder vote on executive compensation will occur at the 2017 Annual Meeting of Stockholders. For more information on this advisory vote, see page 31.

Other Compensation Components

Perquisites. We provide certain perquisites to our executive officers, including use of the Company’s aircraft and a Company car. Our executive officers are entitled to use our Company aircraft, including for personal travel. These perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time. More detail on these perquisites and other perquisites provided to our executive officers may be found in the 2016 Summary Compensation Table.

Deferred Compensation. The Company has a deferred compensation plan for certain officers. Under this plan, officers who meet certain years of service and other criteria are eligible to receive Company contributions into their accounts in the Lamar Deferred Compensation Plan. Officers do not have the option of deferring any portion of their earned cash compensation through additional voluntary contributions to the plan.

The deferred compensation plan is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts due under the deferred compensation plan. When payments under the plan are due, the funds are distributed from our general assets. The Company does not offer preferential earnings on deferred compensation. Deferred compensation is intended as a long-term savings vehicle for our officers in light of the fact that the Company does not offer any traditional pension or defined benefit plan. The Committee does not consider deferred compensation accounts when setting executive pay levels, since this represents compensation that has previously been earned and individual accounts are a function of personal investment choices and market-based earnings.

Tax Implications

U.S. federal income tax law (Section 162(m) of the Code) prohibits publicly-traded companies from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the company’s Chief Executive Officer and three other most highly compensated executive officers (other than the Chief Financial Officer). However, the statute exempts qualifying performance-based compensation from the deduction limit provided certain requirements are met. The Company’s policy is to design its incentive compensation programs to qualify for full corporate deductibility to the extent feasible and consistent with the Company’s overall compensation goals and objectives. However, the Committee may exercise its discretion to pay nondeductible compensation if following the requirements of Section 162(m) of the Code would not be in the interests of stockholders.

Stock options granted under an equity compensation plan are performance-based compensation if (a) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (b) any stock options are granted by a committee consisting solely of outside directors, and (c) the stock options have an exercise price that is not less than the fair value of common stock on the date of grant. In the case of performance-based incentive cash awards, restricted stock, restricted stock units and unrestricted stock issuable upon achievement of performance goals, Section 162(m) requires that the general business criteria of any performance goals that are established by the Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Committee. Our stockholder-approved 1996 Equity Incentive Plan, as amended, meets the conditions necessary for deductibility of certain performance-based awards issued under the plan, and the Committee designed the 2016 incentive compensation program with the intention of satisfying Section 162(m) with respect to stock options, incentive stock awards and incentive cash awards granted to covered employees.

Payments Upon Termination or Change–in–Control

We do not have employment agreements or other agreements with any of our executive officers that entitle them to payments upon termination or in the event of a change-in-control.

Compensation Policies and Practices as they Relate to Risk Management

Our management has reviewed its compensation policies and practices in conjunction with the Committee to determine if these policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Company’s basic compensation structure, as described above, includes base salaries, incentive cash bonuses and, for officers of the Company (including certain non-executive officers), incentive equity compensation that primarily consists of annual performance-based equity awards. In light of this review of the compensation structure and its mix of both fixed and variable compensation, the Company concluded that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

By the Compensation Committee,

Thomas V. Reifenheiser (Chair)

John Maxwell Hamilton

Stephen P. Mumblow

2016 Summary Compensation Table

The following table sets forth certain compensation information for our named executive officers. The table reflects each officer’s position as of December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Kevin P. Reilly, Jr.	2016	100,000	—	2,636,040	(5)	—	250,000	128,374	3,114,414
Chairman of the Board and President	2015	100,000	—	2,546,720	(6)	—	306,250	178,762	3,131,732
	2014	700,000	—	2,329,360	(7)	—	243,750	187,913	3,461,023
Sean E. Reilly	2016	700,000	—	2,636,040	(5)	—	400,000	434,211	4,170,251
Chief Executive Officer	2015	700,000	—	2,546,720	(6)	—	490,000	319,386	4,056,106
	2014	700,000	—	2,329,360	(7)	—	390,000	214,490	3,633,850
Keith A. Istre	2016	500,000	—	2,036,940	(5)	—	300,000	52,500	2,889,440
Chief Financial Officer and Treasurer	2015	500,000	—	1,967,920	(6)	—	367,500	53,000	2,888,420
	2014	500,000	—	1,799,960	(7)	—	292,500	52,500	2,644,960

(1)	Reflects the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with ASC Topic 718. With respect to stock awards, the grant date fair value is calculated assuming the probable outcome of achievement, which on the grant date was expected to be 100% of the target equity incentive award amount, rather than the value of the actual award earned on the date when issued to the officer. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017.
(2)	Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect the incentive cash awards granted at the beginning of each year, earned based on performance during that fiscal year and paid in the following fiscal year. The 2016 awards are described in further detail under the headings “Performance-Based Incentive Compensation” and “Incentive Cash Bonus” in the Compensation Discussion and Analysis and are also reflected in the table “Grants of Plan-Based Awards in Fiscal Year 2016” under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”
(3)	Includes $51,879, $101,427, and $105,451 for Mr. Kevin P. Reilly, Jr. and $375,894, $258,312, and $151,457 for Mr. Sean E. Reilly for the personal use of Company aircraft in 2016, 2015 and 2014, respectively, as further described below. The amounts included in the “All Other Compensation” column also include the following perquisites provided to our named executive officers (except as otherwise indicated), which are valued at the Company’s incremental cost, none of which individually exceeded $25,000: (a) personal use of a Company car, (b) Company-paid health insurance premiums and medical reimbursements, (c) personal use of a Company-owned recreational facility by Mr. Sean E. Reilly and Mr. Kevin P. Reilly, Jr. and (d) Company-paid premiums for term life insurance for Mr. Kevin P. Reilly, Jr. Executives also have access to a country club at which the Company has a membership, but each executive pays all fees related to such personal use, resulting in no additional incremental cost to the Company.

The Company’s incremental cost for personal use of the corporate aircraft is based on the incremental cost to the Company calculated based on the variable costs, related to the number of flight hours used, including fuel costs, landing/ramp fees, trip-related maintenance, crew travel expenses, supplies and catering, aircraft accrual expenses per hour of flight, any customs and foreign permit or similar fees. Our fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to trips are excluded. The incremental cost to the Company for personal use of a Company car is calculated as a portion of the annual lease, mileage and fuel attributable to the personal use.

(4)	Also includes employer contributions under the Company’s deferred compensation plan of $50,000 for each of Mr. Kevin P. Reilly, Jr., Mr. Sean E. Reilly and Mr. Istre for 2016, 2015 and 2014.
(5)	The ASC Topic 718 value of the shares actually earned based on achievement of performance goals for fiscal 2016, which awards were certified as earned by the Compensation Committee and issued on February 20, 2017, was $3,436,400 for each of Mr. Kevin P. Reilly, Jr. and Mr. Sean E. Reilly and $2,655,400 for Mr. Istre.

(6)	The ASC Topic 718 value of the shares actually earned based on achievement of performance goals for fiscal 2015, which awards were certified as earned by the Compensation Committee and issued on February 23, 2016, was $2,446,587 for each of Mr. Kevin P. Reilly, Jr. and Mr. Sean E. Reilly and $1,890,545 for Mr. Istre.
(7)	The ASC Topic 718 value of the shares actually earned based on achievement of performance goals for fiscal 2014, which awards were certified as earned by the Compensation Committee and issued on February 23, 2015, was $2,301,156 for each of Mr. Kevin P. Reilly, Jr. and Mr. Sean E. Reilly and $1,778,166 for Mr. Istre.

Grants of Plan-Based Awards in Fiscal Year 2016

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin P. Reilly, Jr.	3/28/2016	162,500	250,000	500,000	28,600	44,000	44,000	2,636,040
Sean E. Reilly	3/28/2016	260,000	400,000	800,000	28,600	44,000	44,000	2,636,040
Keith A. Istre	3/28/2016	195,000	300,000	600,000	22,100	34,000	34,000	2,036,940

(1)	Represents the possible cash bonus granted under our 1996 Equity Incentive Plan that could be earned by achieving defined performance goals. Threshold amount assumes minimum attainment of both EBITDA and revenue levels to receive payment.
(2)	These awards constitute possible shares of our Class A Common Stock issuable upon achievement of defined performance goals under our 1996 Equity Incentive Plan. Threshold amount assumes minimum attainment of both EBITDA and revenue levels to receive payment.
(3)	Reflects the aggregate grant date fair value in accordance with ASC Topic 718 assuming the probable outcome of achievement, which on the grant date was expected to be 100% of the target equity incentive award amount, rather than the value of the actual award earned on the date when issued to the officer. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017.

Outstanding Equity Awards at Fiscal Year-End 2016

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Kevin P. Reilly, Jr.	80,000	(1)	20,000	(1)	42.21	1/24/2023
Sean E. Reilly	80,000	(1)	20,000	(1)	42.21	1/24/2023
Keith A. Istre	55,000	(1)	20,000	(1)	42.21	1/24/2023

(1)	Granted on January 24, 2013. 20% of the award vested immediately upon grant, and an additional 20% vests on the next four anniversaries of the grant date.

Option Exercises and Stock Vested in Fiscal Year 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin P. Reilly, Jr.	—	—	—	—
Sean E. Reilly	—	—	—	—
Keith A. Istre	33,918	880,789.50	—	—

(1)	Calculated as the product of (a) the number of shares of Class A Common Stock for which the stock options were exercised and (b) the excess of the closing price of our Class A Common Stock on the NASDAQ Global Select Market on the date of the exercise over the applicable exercise price per share of the stock options.

Non-Qualified Deferred Compensation for Fiscal Year 2016

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Kevin P. Reilly, Jr.	50,000	336,440	5,008,941
Sean E. Reilly	50,000	86,458	1,201,980
Keith A. Istre	50,000	29,368	871,041

(1)	Amounts in this column are included in the “All Other Compensation” column in the 2016 Summary Compensation Table.
(2)	Amounts in this column are not included in the 2016 Summary Compensation Table because they were not preferential or above market.
(3)	This column includes amounts in each named executive officer’s total deferred compensation account as of the last day of fiscal 2016, which includes (i) the following total contributions reported in each of the Company’s previous proxies: Mr. Kevin P. Reilly, Jr., $911,500; Mr. Sean E. Reilly, $615,000; and Mr. Keith A. Istre, $561,500; and (ii) aggregate earnings on all previously contributed amounts. This column does not include contributions for each officer for the 2016 FY, which were made in January 2017 and reported in the first column.

The Company sponsors a deferred compensation plan for the benefit of certain of its board-elected officers who meet specific age, years of service and other criteria. Officers that have attained the age of 30, have a minimum of 10 years of service and satisfy additional eligibility guidelines are eligible for annual Company contributions to the plan, depending on the employee’s length of service. The Company’s contributions to the plan are maintained in a rabbi trust. Upon termination, death or disability, participating employees are eligible to receive an amount equal to the fair market value of the assets in the employee’s deferred compensation account either in a lump sum distribution or in twenty percent installments over a five-year period.

Director Compensation in Fiscal Year 2016

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2016. Mr. Kevin P. Reilly, Jr. receives no additional compensation for Board service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
John Maxwell Hamilton(2)	58,000	54,999	112,999
John E. Koerner, III(3)	66,250	69,976	136,226
Stephen P. Mumblow(4)	82,250	74,946	157,196
Thomas V. Reifenheiser(5)	73,750	69,976	143,726
Anna Reilly(6)	46,000	49,964	95,964
Wendell Reilly(7)	46,000	49,964	95,964

(1)	Reflects the aggregate grant date fair value recognized for financial statement reporting purposes for fiscal year 2016 in accordance with ASC Topic 718 that relates to the value of the shares awarded upon each director’s election in 2016. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017.
(2)	As of December 31, 2016, Mr. Hamilton held options to purchase 16,000 shares of the Company’s Class A Common Stock.
(3)	As of December 31, 2016, Mr. Koerner held options to purchase 20,000 shares of the Company’s Class A Common Stock.
(4)	As of December 31, 2016, Mr. Mumblow held options to purchase 4,000 shares of the Company’s Class A Common Stock.
(5)	As of December 31, 2016, Mr. Reifenheiser held options to purchase 23,200 shares of the Company’s Class A Common Stock.
(6)	As of December 31, 2016, Ms. Reilly held options to purchase 10,000 shares of the Company’s Class A Common Stock.
(7)	As of December 31, 2016, Mr. Wendell Reilly held options to purchase 4,000 shares of the Company’s Class A Common Stock.

On May 26, 2016, our Board of Directors, acting upon the recommendation of our Compensation Committee, approved certain changes to the cash compensation of our non-employee directors, as set forth below, which changes became effective July 1, 2016.

In 2016, we paid our non-employee directors annual fees in cash of $46,000. The annual fee is paid monthly, and was comprised of $21,000 for the first half of 2016 (based on an annual fee of $42,000) and $25,000 for the second half of 2016 (based on an annual fee of $50,000). We also reimburse non-employee directors for travel expenses incurred to attend Board and committee meetings and expenses incurred to perform other related responsibilities.

For the first half of 2016, we also paid each member of a committee of the Board of Directors a fee of $1,500 for each meeting attended. Effective July 1, 2016, each member of a committee of the Board of Directors instead received an annual committee meeting fee, paid semi-annually in cash, for each committee on which they serve. In the second half of 2016, such fees were $3,750 for each Audit Committee member (based on an annual fee of $7,500), $1,500 for each Compensation Committee member (based on an annual fee of $3,000), and $1,500 for each Nominating and Governance Committee member (based on an annual fee of $3,000).

In 2016, the Chairman of the Audit Committee received an additional annual fee of $16,000, based on an annual fee of $12,000 for the first half of 2016 and $20,000 for the second half of 2016. In 2016, the Chairman of the Compensation and the Nominating and Governance Committees each received an additional fee of $7,500, based on an annual fee of $6,000 for the first half of 2016 and $9,000 for the second half of 2016. These fees are paid on a quarterly basis.

Each non-employee director automatically receives upon his election or re-election at an annual meeting of stockholders a restricted stock award in shares of the Company’s Class A Common Stock with a fair market value as set forth below (rounded down to the nearest whole share), which fair market value is determined based upon the closing price of the Class A Common Stock on the date of such election, 50% of which is fully vested on the grant date and 50% of which vests on the last day of such director’s one-year term (the business day prior to the Company’s next annual meeting of stockholders) with pro-rated grants upon an election other than at an annual meeting of stockholders whether by action of the Board or the stockholders to fill a vacancy or otherwise.

Non-Employee Director	Fair Market Value of Restricted Stock Grant
Non-Committee Members	$50,000
Committee Members (not Chair)	$55,000
Chair of Compensation Committee	$70,000
Chair of Nominating and Governance Committee	$70,000
Chair of Audit Committee	$75,000

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016, with respect to shares of our Class A Common Stock that may be issued under our existing compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,840,176	(2)	$39.78	(3)	1,671,766	(4)(5)
Equity compensation plans not approved by security holders	n/a		n/a		n/a
Total	1,840,176		$39.78		1,671,766

(1)	Consists of the 1996 Equity Incentive Plan and 2009 Employee Stock Purchase Plan.
(2)	Includes shares issuable upon achievement of outstanding performance-based awards under our 1996 Equity Incentive Plan. Does not include purchase rights accruing under the 2009 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.
(3)	Does not take into account shares issuable upon achievement of outstanding performance-based awards, which will be issued for no consideration.

(4)	Includes shares available for future issuance under the 2009 Employee Stock Purchase Plan. Under the evergreen formula of this plan, on the first day of each fiscal year beginning with 2010, the aggregate number of shares that may be purchased through the exercise of rights granted under the plan is increased by the lesser of (a) 500,000 shares, (b) one-tenth of one percent of the total number of shares of Class A Common Stock outstanding on the last day of the preceding fiscal year, and (c) a lesser amount determined by the Board of Directors. On January 1, 2017, 82,823 shares of Class A Common Stock were added to the 2009 Employee Stock Purchase Plan pursuant to the evergreen formula.
(5)	In addition to stock option awards, the 1996 Equity Incentive Plan, as currently in effect, provides for the issuance of restricted stock, unrestricted stock and stock appreciation rights.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is seeking the approval of its stockholders of an advisory resolution regarding the compensation of our named executive officers, as disclosed in this proxy statement under the section titled “Executive Officer and Director Compensation.” While this stockholder vote on executive compensation is only an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section, the primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure both as compared to similarly situated companies in the media industry and other companies that are our peers in terms of annual revenues. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential cash compensation is tied to goal achievement. We also include performance-based equity grants as a significant component of prospective executive compensation so that the value of a portion of executive compensation is tied directly to the performance of our Class A Common Stock.

We urge stockholders to read the “Compensation Discussion and Analysis” section above, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and the related compensation tables and narrative above which provide detailed information on the compensation of our named executive officers.

In light of the above, the Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s success.

Principal Effects of Approval or Non-Approval of the Proposal

The approval of the compensation of the named executive officers, commonly known as a “say-on-pay” resolution, is non-binding on the Board of Directors. As stated above, although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Required Vote

The non-binding approval of the compensation of the named executive officers by the stockholders requires the approval of a majority of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election. Proxies solicited by the Board will be voted to approve the compensation of the named executive officers unless a stockholder has indicated otherwise in the proxy.

The Board of Directors recommends a vote FOR the non-binding, advisory proposal to approve the executive compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY

VOTES ON EXECUTIVE COMPENSATION

The Company is seeking the vote of its stockholders on an advisory resolution regarding the frequency with which future votes on the compensation of our named executive officers (the “say-on-pay” proposal in Proposal No. 2 of this proxy statement) should occur. Stockholders may vote that the “say-on-pay” proposal be included every three years, every two years or every year. While this stockholder vote on the future frequency of the “say-on-pay” proposal is an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its stockholders and will consider the outcome of the vote when making decisions regarding the inclusion of “say-on-pay” proposals in future proxy statements.

Our Board has determined that the non-binding advisory vote on executive compensation should occur every three years. In determining to recommend that stockholders vote for a frequency of once every three years, our Board considered that an advisory vote at this frequency will provide stockholders and advisory firms sufficient time to evaluate the effectiveness of our executive compensation philosophy, policies and practices in the context of our long-term business results.

In addition, our Board believes that an annual vote on executive compensation will not allow sufficient time for stockholders to meaningfully evaluate any changes to our executive compensation policies and practices, including changes made in response to the outcome of a prior advisory vote on executive compensation. For example, if our evaluation of the executive compensation vote in May 2017 caused us to make changes to our executive compensation program in February 2018 (when executive compensation decisions are customarily made by the Compensation Committee based on Company and individual performance during the previous year), those changes would only be in place for a little more than a month before the next executive compensation vote would take place in May 2018 under an annual frequency. Even if changes were made to the compensation program shortly after the executive compensation vote in May 2017, those changes would be in place only for the last half of fiscal 2017 and the first few months of fiscal 2018 before the next vote would take place in May 2018. A triennial vote also provides the Company with additional time to engage with stockholders and meaningfully and thoughtfully respond to stockholders’ views.

In light of the above, the Compensation Committee and the Board of Directors believe that a triennial advisory vote on the compensation of our named executive officers is in the best interests of the Company and its stockholders. Stockholders are not voting to approve or disapprove of the Board’s recommendation for an advisory vote on executive compensation to occur every three years; stockholders have the opportunity to vote in one of four ways: (i) to hold the say-on-pay vote every three years; (ii) to hold the say-on-pay vote every two years; (iii) to hold the say-on-pay vote every year; or (iv) abstain from voting on the advisory proposal.

Principal Effects of Approval or Non-Approval of the Proposal

The vote on the frequency with which “say-on-pay” proposals are included in future proxy statements is non-binding on the Board of Directors. As stated above, although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the inclusion of a “say-on-pay” proposal in future proxy statements.

Required Vote

The frequency with which “say-on-pay” proposals are included in future proxy statements that receives a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting will be considered the selection of the stockholders. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election. Proxies solicited by the Board will be voted in favor of holding a “say-on-pay” vote every three years unless a stockholder has indicated otherwise in the proxy.

Our Board recommends a vote for conducting future advisory votes on executive compensation every three years.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2016.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee the Company’s accounting and financial reporting, internal controls, and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee. The Audit Committee is comprised entirely of independent directors as defined by applicable Nasdaq Stock Market listing standards.

Management is responsible for our internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, our independent registered public accounting firm.

In the course of its oversight of the Company’s financial reporting process, the Audit Committee of the Board of Directors has:

•	reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2016;

•	discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standards No. 16;

•	reviewed and discussed with management and KPMG LLP the Company’s report on internal controls over financial reporting and the adequacy and effectiveness of the Company’s disclosure controls and procedures;

•	received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence;

•	discussed with KPMG LLP its independence; and

•	considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

By the Audit Committee,

Stephen P. Mumblow (Chair)
John E. Koerner, III
Thomas V. Reifenheiser

PROPOSAL NO. 4: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, an independent registered public accounting firm, has audited our financial statements for each of the years ending December 31, 2016, 2015 and 2014. Our Audit Committee has appointed them to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Representatives of KPMG LLP are expected to attend the Annual Meeting to respond to appropriate questions. Representatives of KPMG LLP will also have the opportunity to make a statement, if they desire.

Detailed disclosure of the audit, audit-related and tax fees we paid to KPMG LLP in 2016 and 2015 is set forth below. Based on these disclosures and information in the Audit Committee Report on page 30 of this proxy statement, our Audit Committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly.

Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of KPMG LLP as our independent registered public accounting firm for fiscal 2017. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

Audit Fees and Services

The fees for services provided by KPMG LLP to the Company in 2016 and 2015 were as follows:

	Fiscal 2016	Fiscal 2015
Audit Fees(1)	$1,747,495	$1,512,000
Audit-Related Fees(2)	21,900	21,891
Tax Fees(3)	92,151	125,931
All Other Fees	—	—
Total	$1,861,546	$1,659,822

(1)	Audit Fees for the years ended December 31, 2016 and 2015 were for professional services rendered for the audits of our consolidated financial statements and review of financial statements included in our quarterly and annual financial statements and subsidiary audits. Audit Fees for the years ended December 31, 2016 and 2015 also include costs associated with KPMG LLP’s audit of our internal control over financial reporting.
(2)	Audit related fees consist of professional services rendered for the audit of our employee benefit plan.
(3)	Tax Fees for the years ended December 31, 2016 and 2015, respectively, consist of tax compliance fees of $72,666 and $38,880 and tax planning fees of $19,484 and $87,051.

The Audit Committee has adopted policies and procedures that require pre-approval of all audit and permitted non-audit services to be provided by KPMG. All fees in the table above were approved in accordance with the policies and procedures established by the Audit Committee.

Required Vote

The ratification of KPMG LLP as our independent public accounting firm will require a majority of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

The Board of Directors recommends a vote FOR the ratification of KPMG.

ADDITIONAL INFORMATION

Other Matters

The Board of Directors is unaware of any business to be conducted at the Annual Meeting of Stockholders other than the matters described in the Notice to Stockholders. If other business is properly presented for consideration at the Annual Meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion on that matter.

Communications from Stockholders

The Board will give appropriate attention to written communications submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chair of the Audit Committee will, with the assistance of our General Counsel, (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the other directors as he considers appropriate. Communications specifically addressed to a particular director will be forwarded to that director.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chair of the Audit Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to the Chair of the Audit Committee, c/o General Counsel, Lamar Advertising Company, 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808.

Deadline for Stockholder Proposals and Director Nominations

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2018 Annual Meeting of Stockholders, we must receive it no later than December 15, 2017 (120 days before the anniversary of the mailing date of this proxy statement), assuming that the 2018 Annual Meeting of the Stockholders is not more than 30 days before or after May 25, 2018.

In addition, our bylaws require a stockholder who wishes to bring business before an annual meeting or propose director nominations at an annual meeting to give advance written notice to the Secretary as described in the bylaws. To be timely for the 2018 Annual Meeting of Stockholders, proposals must be received no earlier than January 26, 2018 and no later than the close of business on February 25, 2018 (120 days and 90 days before the anniversary date of this year’s Annual Meeting, respectively), assuming that the 2017 Annual Meeting of the Stockholders is not more than 30 days before or 70 days after May 25, 2018.

Notices should be given in writing to the Company at its principal executive offices: 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary.

Expenses of Solicitation

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by our officers and any regular employees in person or by telephone. We expect that the costs incurred in the solicitation of proxies will be nominal.

April 14, 2017

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For All		Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors			☐		☐	☐
Nominees
01	John Maxwell Hamilton 02 John E. Koerner, III 03 Stephen P. Mumblow 04 Thomas V. Reifenheiser 05 Anna Reilly
06	Kevin P. Reilly, Jr. 07 Wendell Reilly
The Board of Directors recommends you vote FOR the following proposal:				For	Against		Abstain	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	Approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers.			☐		☐	☐	4.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2017.		☐	☐	☐
The Board of Directors recommends you vote FOR 3 YEARS on the following proposal:			3 years		2 years	1 year	Abstain		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

3.	Non-binding, advisory vote on the frequency of future advisory votes on executive compensation.		☐		☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)		Yes				No	☐
Please indicate if you plan to attend this meeting		☐				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date							Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS

OF LAMAR ADVERTISING COMPANY

The undersigned hereby appoints KEVIN P. REILLY, JR., SEAN E. REILLY AND KEITH A. ISTRE, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Lamar Advertising Company Class A Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 25, 2017 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED (IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS) FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 4, FOR 3 YEARS FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

PROXY FOR CLASS B COMMON AND SERIES AA PREFERRED STOCK

THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY

IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS OF

LAMAR ADVERTISING COMPANY

MAY 25, 2017

Each undersigned stockholder of Lamar Advertising Company (the “Company”) hereby appoints Kevin P. Reilly, Jr., Sean E. Reilly and Keith A. Istre, and each of them acting singly, with full power of substitution, as Proxies to vote on behalf of the undersigned all shares of Class B Common and Series AA Preferred Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 25, 2017, and at all adjournments of the Annual Meeting. The undersigned hereby revokes any proxy previously given with respect to such shares.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no specifications are made, the Proxies named above will vote the shares in accordance with the recommendations of the Board of Directors, which are set forth on the following page of this Proxy Card. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.

(Continued and to be signed on following pages)

ANNUAL MEETING OF STOCKHOLDERS OF

LAMAR ADVERTISING COMPANY

MAY 25, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 25, 2017 - The proxy statement and annual report to security holders are available at https://materials.proxyvote.com/512816.

Please sign, date and return this proxy card to the Company as soon as possible.

THE DIRECTORS RECOMMEND A VOTE “FOR ALL NOMINEES” FOR DIRECTORS IN PROPOSAL 1, “FOR” PROPOSAL 2, FOR “3 YEARS” FOR THE FREQUENCY OF ADVISORY VOTES IN PROPOSAL 3 AND “FOR” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:  ☒

1.	Election of directors:

Nominees to Withhold Vote For:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	☐ John Maxwell Hamilton
☐ John E. Koerner, III
☐ Stephen P. Mumblow
☐ Thomas V. Reifenheiser
☐ Anna Reilly
☐ Kevin P. Reilly, Jr.
☐ Wendell Reilly

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here:  ☒

2.	Approval, on an advisory and non-binding basis, of the compensation of the Company’s named executive officers:

☐ FOR

☐ AGAINST

☐ ABSTAIN

3.	Non-binding, advisory vote on the frequency of future advisory votes on executive compensation:

☐ 3 YEARS

☐ 2 YEARS

☐ 1 YEAR

☐ ABSTAIN

4.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year:

☐ FOR

☐ AGAINST

☐ ABSTAIN

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.